UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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The Eastern Company
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The Board of Directors of The Eastern Company (the “Company”) has furnished a proxy statement to its shareholders in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 27, 2016.  The proxy statement was first furnished to shareholders on or about March 15, 2016.

 Page 3 of the proxy statement contains biographical data for Frank DiSanto, a nominee for Company director.  However, this biographical data contains a typographical error.  The proxy states that Mr. DiSanto “previously served on the boards of directors of LNB Bancorp and VF Capital Corporation.”  In fact, Mr. DiSanto “previously served on the boards of directors of LNB Bancorp and PVF Capital Corporation.”

Therefore, Mr. DiSanto’s biographical data should read as follows:

               Fredrick D. DiSanto, age 54, is the Chief Executive Officer of The Ancora Group, a registered investment advisor. Mr. DiSanto was the President and Chief Operating officer of Maxus Investment Group from 1998 until December of 2000. In January 2001 when Maxus was sold to Fifth Third Bank, he served as Executive Vice President and Manager of Fifth Third Bank’s Investment Advisor Division.  Mr. DiSanto was recommended for election to the Board of Directors by GAMCO Investors, Inc., the Company’s largest shareholder.

Mr. DiSanto is an experienced public company director and has knowledge and background in finance, strategic planning, governance and international business.  He currently serves as a Director for Axia NetMedia Corporation and Medical Mutual of Ohio, and previously served on the boards of directors of LNB Bancorp and PVF Capital Corporation.

If you have already submitted your proxy and you wish to change your votes, you can revoke your prior proxy by filing a new proxy, or by giving notice of revocation of your proxy to The Eastern Company, 112 Bridge Street, P.O. Box 460, Naugatuck, CT  06770-0460.